Exhibit 99.1

Moleculin Announces $5.9 Million Public Offering

HOUSTON, June 20, 2025 (GLOBE NEWSWIRE) -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the pricing of a public offering consisting of 16,080,000 shares of common stock (or pre-funded warrants in lieu thereof) and Series E warrants to purchase up to 48,240,000 shares of its common stock, at a combined public offering price per share of common stock (or per pre-funded warrant in lieu thereof) and accompanying Series E warrants of $0.37. The Series E warrants will have an exercise price of $0.37 per share, are exercisable upon stockholder approval, and will expire five years following the initial exercise date.

The offering is expected to close on or about June 23, 2025, subject to customary closing conditions. Gross proceeds, before deducting placement agent fees and commissions and offering expenses, are expected to be approximately $5.9 million. The Company intends to use the net proceeds from the offering to advance Annamycin and its other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research, and for working capital.

Roth Capital Partners is acting as exclusive placement agent of the offering. Maxim Group LLC is acting as financial advisor to the Company.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-287727), that was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on June 20, 2025. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus relating to and describing the terms of the offering may be obtained, when available, at the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 or by email at rothecm@roth.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the closing of the offering and the intended uses of the proceeds from the offering. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC
Jenene Thomas
(908) 824-0775
MBRX@jtcir.com

2